Exhibit 5.3
YOUNG CONAWAY STARGATT & TAYLOR, LLP

BRUCE M. STARGATT
BEN T. CASTLE
SHELDON N. SANDLER
RICHARD A. LEVINE
RICHARD A. ZAPPA
FREDERICK W. IOBST
RICHARD H. MORSE
DAVID C. MCBRIDE
JOSEPH M. NICHOLSON
CRAIG A. KARSNITZ
BARRY M. WILLOUGHBY
JOSY W. INGERSOLL
ANTHONY G. FLYNN
JEROME K. GROSSMAN
EUGENE A. DIPRINZIO
JAMES L. PATTON, JR.
ROBERT L. THOMAS
WILLIAM D. JOHNSTON
TIMOTHY J. SNYDER
BRUCE L. SILVERSTEIN
WILLIAM W. BOWSER
LARRY J. TARABICOS
RICHARD A. DILIBERTO, JR.
MELANIE K. SHARP
CASSANDRA F. ROBERTS
RICHARD J.A. POPPER
TERESA A. CHEEK
NEILLI MULLEN WALSH
JANET Z. CHARLTON
ROBERT S. BRADY
JOEL A. WAITE
BRENT C. SHAFFER
DANIEL P. JOHNSON
CRAIG D. GREAR
TIMOTHY JAY HOUSEAL
BRENDAN LINEHAN SHANNON
MARTIN S. LESSNER
PAULINE K. MORGAN
C. BARR FLINN
NATALIE WOLF
LISA B. GOODMAN
JOHN W. SHAW
JAMES P. HUGHES, JR.
EDWIN J. HARRON
MICHAEL R. NESTOR
MAUREEN D. LUKE
ROLIN P. BISSELL
SCOTT A. HOLT
JOHN T. DORSEY
M. BLAKE CLEARY
CHRISTIAN DOUGLAS WRIGHT
DANIELLE GIBBS
JOHN J. PASCHETTO
NORMAN M. POWELL
THE BRANDYWINE BUILDING
1000 WEST STREET, 17TH FLOOR
WILMINGTON, DELAWARE 19801
P.O. BOX 391
WILMINGTON, DELAWARE 19899-0391
(302) 571-6600
(800) 253-2234 (DE ONLY)
FAX: (302) 571-1253

110 WEST PINE STREET
P.O. BOX 594
GEORGETOWN, DELAWARE 19947
(302) 856-3571
(800) 255-2234 (DE ONLY)
FAX: (302) 856-9338
WWW.YOUNGCONAWAY.COM
ATHANASIOS E. AGELAKOPOULOS
LISA A. ARMSTRONG
GREGORY J. BABCOCK
JOSEPH M. BARRY
SEAN M. BEACH
DONALD J. BOWMAN, JR.
TIMOTHY P. CAIRNS
KARA HAMMOND COYLE
MARGARET M. DIBIANCA
MARY F. DUGAN
ERIN EDWARDS
KENNETH J. ENOS
IAN S. FREDERICKS
JAMES J. GALLAGHER
SEAN T. GREECHER
STEPHANIE L. HANSEN
DAWN M. JONES
RICHARD S. JULIE
KAREN E. KELLER
JENNIFER M. KINKUS
EDWARD J. KOSMOWSKI
SPECIAL COUNSEL
JOHN D. MCLAUGHLIN, JR.
ELENA C. NORMAN (NY ONLY)
KAREN L. PASCALE
PATRICIA A. WIDDOSS
JOHN C. KUFFEL
TIMOTHY E. LENGKEEK
ANDREW A. LUNDGREN
MATTHEW B. LUNN
JOSEPH A. MALFITANO
ADRIA B. MARTINELLI
MICHAEL W. MCDERMOTT
MARIBETH L. MINELLA
EDMON L. MORTON
D. FON MUTTAMARA-WALKER
JENNIFER R. NOEL
ADAM W. POFF
SETH J. REIDENBERG
MICHELE SHERRETTA
MONTé T. SQUIRE
MICHAEL P. STAFFORD
CHAD S.C. STOVER (SC ONLY)
JOHN E. TRACEY
MARGARET B. WHITEMAN
SHARON M. ZIEG

SENIOR COUNSEL
CURTIS J. CROWTHER
OF COUNSEL
STUART B. YOUNG
EDWARD B. MAXWELL, 2ND

_______________, 200__
Discover Bank
12 Read’s Way
New Castle, Delaware 19720
          Re:          Discover Card Master Trust I, Series 200 -
Ladies and Gentlemen:
          We have acted as Delaware counsel to Discover Bank, a banking corporation organized under the State of Delaware (“Discover”) in connection with the transactions contemplated by the Amended and Restated Pooling and Servicing Agreement, dated as of November 3, 2004, between Discover and U.S. Bank National Association (formerly First Bank National Association, successor trustee to Bank of America Illinois, formerly Continental Bank, National Association), as trustee (the “Trustee”) as amended (the “Pooling and Servicing Agreement”), as supplemented by the Series Supplement (the “Series Supplement”) dated as of                           , 200___between Discover and the Trustee by which the Trustee will issue, on behalf of the Trust, Discover Card Master Trust I, Series 200   -      $                          % Class A Credit Card Pass-Through Certificates and Discover Card Master Trust I, Series 200   -      $                          % Class B Credit Card Pass-Through Certificates (collectively, the “200   -      Certificates”). As such Delaware counsel we are furnishing this opinion letter to you with respect to matters of Delaware law. No one other than you, Latham & Watkins LLP, Morgan Stanley & Co. Incorporated,                                                             , U.S. Bank National Association, Standard & Poor’s Ratings Services, Moody’s Investors Service, Inc. and Fitch, Inc. shall be entitled to rely on the opinions expressed herein. This opinion letter is not intended to be employed in any transaction other than the one described above. This opinion letter is being delivered to you solely for your benefit in connection with the offering and sale of the 200   -      Certificates and the 200   -      Certificates on the understanding that neither it nor its contents may be published, communicated or otherwise made available, in whole or in part, to any other person or entity other than as set forth above without, in each instance, our specific prior written consent.

YOUNG CONAWAY STARGATT & TAYLOR, LLP
Discover Bank
                              , 200

          Pursuant to the Pooling and Servicing Agreement, Discover has conveyed and will convey certain Discover Card Receivables to the Discover Card Master Trust I (the “Trust”). The transactions contemplated by the Pooling and Servicing Agreement and the Series Supplement are described in that certain certificate of a senior officer of Discover dated                         , 200     .
          All capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to such terms in the Pooling and Servicing Agreement or the Series Supplement, as the case may be. As used herein “Lien”, in addition to the meaning ascribed to such term in the Pooling and Servicing Agreement, means statutory and other non-consensual liens. As used herein, “Receivables” includes only those Receivables relating to Accounts listed on Schedule 1 to the Pooling and Servicing Agreement and does not include any Receivables relating to Additional Accounts, Surviving Accounts, or the proceeds thereof. The Uniform Commercial Code as now in effect in the State of Delaware is sometimes hereinafter referred to as the “UCC”.
          We have reviewed copies supplied by you of the following documents and any exhibits thereto (the “Relevant Documents”) for purposes of this opinion letter:
          (i) the Pooling and Servicing Agreement, as amended;
          (ii) the Series Supplement;
          (iii) a certificate dated                         , 200      of the Assistant Secretary of Discover;
          (iv) a certificate dated                         , 200      of an authorized officer of the Trustee;
          (v) a certificate dated                         , 200      of the Vice President, Chief Accounting Officer and Treasurer of Discover;
          (vi) that certain financing statement dated October 25, 1993 on Form UCC-1 naming Discover Bank as “debtor” and the Trustee as “secured party”, as amended, and the continuation statements filed in connection therewith on July 30, 1998 and August 19, 2003 (collectively, the “UCC Financing Statement”);
          (vii) a certificate of the Secretary of State of the State of Delaware, dated as of                         , 200      as to UCC financing statements with respect to Discover on file with such Secretary of State; and
          (viii) certain letters dated as of                         , 200      as to filings and notices of federal and state tax liens, attachment liens and judgment liens with respect to Discover (the certificate referred to in clause (vii) and the letters referred to in this clause are collectively referred to as the “Lien Searches”).

YOUNG CONAWAY STARGATT & TAYLOR, LLP
Discover Bank
                              , 200

          We have assumed that the copies of the Relevant Documents submitted to us as copies conform to the originals of the Relevant Documents.
          We have also examined the opinion letter of Latham & Watkins LLP to you of even date herewith concerning creditors’ rights issues relating to Discover.
          We have investigated such questions of law for the purpose of rendering this opinion as we have deemed necessary. We are opining herein as to the effect on the subject transactions of only the current internal laws of the State of Delaware and have assumed that there will be no changes in such laws. We express no opinion with respect to the applicability thereto or the effect thereon of Federal Law or the laws of any other jurisdictions or as to any matters of municipal law or the laws of any other local agencies within any state. Our opinions set forth below are based upon our consideration of only those statutes, rules and regulations which, in our experience, are normally applicable to transactions of this type.
I. ASSUMPTIONS OF FACT
          In rendering the opinions set forth in this opinion letter, we have made no independent investigation of the facts referred to herein and have relied for the purpose of rendering this opinion letter exclusively on the Lien Searches (the dates of which are set forth in Schedule I to this opinion letter), facts set forth in each of the Relevant Documents, including the representations and warranties contained therein, and on the facts and assumptions set forth below and which we assume have been and will continue to be true.
          The Pooling and Servicing Agreement, the Series Supplement and the receipt of the consideration for Discover’s obligations thereunder were approved by the Board of Directors of Discover and such approval is reflected in the minutes of such Board of Directors. Each of such agreements has been and will be, continuously from the time of execution thereof, an official record of Discover.
          Discover is not required to register as an “investment company” nor is Discover controlled by an “investment company” within the meaning of the Investment Company Act of 1940, as amended. Discover is not organized under the laws of any other jurisdiction.
          The Trustee had the corporate power and authority to make, execute and deliver the Pooling and Servicing Agreement and to perform the terms and provisions thereof. The Pooling and Servicing Agreement was duly authorized, executed and delivered by the Trustee and is enforceable against the Trustee in accordance with its terms.
          At the time of the filing of the UCC Financing Statement with the office of the Secretary of State of the State of Delaware, neither the Trustee nor the Certificate-holders had any knowledge of any rights, liens or interests affecting any Receivables or the proceeds thereof other than as contemplated by the Pooling and Servicing Agreement.

YOUNG CONAWAY STARGATT & TAYLOR, LLP
Discover Bank
                              , 200

          At the present time neither the Receivables nor the proceeds thereof are subject to any statutory or non-consensual Lien (including without limitation any attachment or execution lien) or Lien of any kind that does not require the filing of a financing statement.
          The Receivables are created under and are evidenced solely by Credit Agreements and not by any instrument (as defined in the UCC). None of the Receivables is or will be due from the United States or any State of the United States or any agency or department of the United States or any State.
          There has been delivered to the Trustee a list of Accounts with respect to the Receivables in accordance with Section 2.01(b) of the Pooling and Servicing Agreement.
          Immediately prior to the transfer of any Receivables by Discover to the Trust pursuant to the Pooling and Servicing Agreement, all right, title and interest in and to such Receivables was or will be vested in Discover, free and clear of any lien, security interest, charge or encumbrance except for the obligations to transfer such Receivables set forth in the Pooling and Servicing Agreement.
          If a third party, including a potential purchaser of Receivables, should inquire, Discover will promptly identify the Receivables transferred to the Trust pursuant to the Pooling and Servicing Agreement and will indicate that it has transferred all of its right, title and interest in such Receivables to the Trust.
          The grant of the security interest in the Receivables in favor of the Trust, as provided in the Pooling and Servicing Agreement, does not result, pursuant to any agreement, judgment or order to which Discover is a party, or by which its property is bound, in the creation of any Lien in favor of any entity other than the Trust. We note that pursuant to Section 2.07 of the Pooling and Servicing Agreement, Discover is obligated to repurchase any Receivables subject to Liens from the Trust.
          In connection with the conveyance of the Receivables to the Trust, Discover has indicated and will continue to indicate in its computer files that the Receivables have been transferred to the Trust. Each Account has been identified on the computer records of Discover with a “41” or “42” in the field captioned “SECURED_POOL_NBR.”
          All statements contained in certificates delivered to us by Discover or the Trustee are accurate and correct including, without limitation, (i) the certificate of Discover to the effect that (A) at the present time it owns the Receivables free and clear of all Liens (other than statutory or non-consensual Liens) except the interests created by the Pooling and Servicing Agreement; (B) to the best knowledge of the person signing such certificate, neither the Receivables nor the proceeds thereof are subject to any statutory or non-consensual Liens (including without limitation any attachment or execution lien) or Lien of any kind that does not require the filing of a financing statement; (C) it has not changed its name, whether by amendment of its charter, by reorganization or otherwise within the past four months; and (D) Discover has not executed or authorized as “debtor” any financing statement with respect to

YOUNG CONAWAY STARGATT & TAYLOR, LLP
Discover Bank
                              , 200

Receivables except for the UCC Financing Statement; and (ii) the certificate of the Trustee to the effect that the person signing such certificate does not have knowledge of any Lien affecting the Receivables or the proceeds thereof except the interests created by the Pooling and Servicing Agreement. We have further assumed that where a certification is made to the best knowledge of a person signing a certificate described herein, such person has knowledge of all of the relevant facts.
          All filings and notices with respect to Liens on the property of Discover in the nature of the Receivables (including the UCC Financing Statement) have been properly filed and indexed; and the Lien Search accurately and completely reflects all such filings and notices as of the index date thereof and no filings or notices have been subsequently filed and indexed except as provided in the Pooling and Servicing Agreement.
II. OPINION
          Based upon the foregoing, and in reliance thereon and subject to the assumptions, qualifications, exceptions and limitations set forth in this opinion letter, we are of the opinion that:
          1. To the extent the substantive law of the State of Delaware is applicable, the Receivables constitute “accounts”, as defined in Section 9-102(a)(2) of the UCC.
          2. If the transfer of the Receivables to the Trust pursuant to the Pooling and Servicing Agreement constitutes an absolute transfer of the Receivables to the Trust, such absolute transfer, to the extent the substantive law of the State of Delaware is applicable, transfers all of the right, title and interest of Discover in and to such Receivables and the proceeds thereof to the Trust.
          The ownership interest of the Trust in such Receivables is subject to the same limitations applicable to the perfection and priority of the security interest created by the Pooling and Servicing Agreement in Receivables in favor of the Trust. See UCC § 9-109(a)(3). Accordingly, the ownership interest of the Trust in Receivables is a perfected ownership interest and a first priority ownership interest to the same extent that the security interest created by the Pooling and Servicing Agreement is a perfected security interest and a first priority security interest. We refer you to paragraphs 5, 6 and 7 of this opinion letter wherein we express the respective opinions that such security interest is a perfected security interest and is a first priority security interest, subject, in each case, to no Liens and to the limitations and qualifications contained in such paragraphs and the limitation contained in the following paragraph.
          We call to your attention that Section 9-406(a) of the UCC provides in effect that the Obligor in respect of a Receivable is authorized to make payments to Discover until such Obligor receives notification that such Receivable has been assigned to the Trust and the payment thereof is to be made to the Trust. Accordingly, unless and until such Obligor is so notified and directed, all payments made to Discover (or to a second assignee if Discover should make a second assignment of such Receivable and notify such Obligor of such assignment and

YOUNG CONAWAY STARGATT & TAYLOR, LLP
Discover Bank
                              , 200

direct such Obligor to make payments to such second assignee) in respect of such Receivable will discharge a corresponding amount of such Receivable, and the amount of such payment may be recovered only from the person not entitled to receive the same. We note that Section 4.03 of the Pooling and Servicing Agreement provides that if at any time Discover is the Servicer and any of certain other conditions occurs, Discover shall deposit, with respect to Receivables for which it is the Servicer, an amount equal to the sum of the Required Daily Deposits (as defined in the Series Supplements for each Series then outstanding) in the Collections Account for each Series then outstanding not later than two Business Days following the date of processing such Collections, except, under certain circumstances, in the case of the first such deposit.
          3. To the extent the substantive law of the State of Delaware is applicable, the Pooling and Servicing Agreement creates a valid and enforceable security interest in favor of the Trust in Discover’s right, title and interest in and to the Receivables and the proceeds thereof in accordance with its terms.
          4. The proper office for filing Financing Statements with respect to the Receivables and the proceeds thereof is the Office of the Secretary of State of the State of Delaware. The UCC Financing Statement was in proper form for filing with the Delaware Secretary of State in order to perfect the security interest in the Receivables and the proceeds thereof (subject to the limitations and qualifications contained in Paragraph 5 of this opinion letter) created by the Pooling and Servicing Agreement. Discover is organized solely under the laws of the State of Delaware and the laws of the State of Delaware require the Secretary of State of the State of Delaware to maintain a public record showing Discover to have been organized under the laws of the State of Delaware.
          5. The security interest created by the Pooling and Servicing Agreement in the Receivables in favor of the Trust is a perfected security interest in the Receivables in existence on the date hereof and the proceeds thereof except that in the case of non-identifiable cash proceeds, continuation of the Trust’s security interest therein being limited to the extent set forth in Section 9-315 of the UCC. We call to your attention that in order to maintain the effectiveness of the UCC Financing Statement, and therefore the perfection of the aforementioned security interest:
               (i) Section 13.02 of the Pooling and Servicing Agreement and Article 9 of the UCC require the filing of continuation statements within the period of six months prior to the expiration of five years from the date of the filing of the UCC Financing Statement and within six months prior to the expiration of each succeeding five year period; and
               (ii) Article 9 of the UCC requires the filing of additional and/or amended financing statements if Discover changes the state under which laws it is organized from the State of Delaware or under certain circumstances changes its name, identity or corporate structure.

YOUNG CONAWAY STARGATT & TAYLOR, LLP
Discover Bank
                              , 200

          6. The security interest in favor of the Trust in the Receivables and the proceeds thereof perfected as described in paragraph 5 is a first priority security interest except as such priority may be subject to:
               (i) Liens of any government or any agency or instrumentality thereof that are given priority by operation of law, including without limitation Sections 6323(c)(2) and (d) of the Internal Revenue Code of 1986, as amended, and the Employee Retirement Income Security Act of 1974, as amended;
               (ii) Liens under Section 4-208 of the UCC (relating to the security interest of a collecting bank);
               (iii) Claims of the United States under the Federal priority statute (31 U.S.C. §3713); and
               (iv) Statutory and non-consensual liens, claims or other interests or rights that may arise by operation of Delaware law and which take priority over previously perfected security interests by virtue of such law.
          7. With respect to Receivables that come into existence after the date hereof, when such Receivables come into existence and Discover acquires rights therein, the security interest created by the Pooling and Servicing Agreement in favor of the Trust in such Receivables and the proceeds thereof will be a perfected security interest and a first priority security interest subject, in each case, to the respective limitations and qualifications contained in paragraphs 5 and 6 of this opinion letter.
          Insofar as the opinions expressed in this paragraph 7 pertain to the relative priority of the security interest of the Trust and a “lien creditor” (within the meaning of Section 9-102(a)(52)) of the UCC) in Receivables and the proceeds thereof, and the enforceability of the Trust’s security interest, such opinions are based upon the considerations set forth below.
          Section 9-317(a) of the UCC provides in effect that a security interest in accounts is subordinate to the rights of a person who becomes a lien creditor before the security interest is perfected. If the FDIC were appointed as a receiver of Discover, a state-chartered bank, it is likely that the FDIC would qualify as a “lien creditor” within the meaning of Section 9-317(a). See Rockford Housing Authority v. FDIC, slip op. (N.D. Ill. December 5, 1986) (FDIC as receiver under the National Bank Act has the status of a lien creditor under Section 9-301(1)(b), the predecessor statute to Section 317 of the Uniform Commercial Code).
          It is arguable that Section 9-317(a) could be read to provide priority to a lien creditor of Discover (such as the FDIC as a receiver of Discover) in Receivables coming into existence after an entity becomes such lien creditor (e.g., after the appointment of the FDIC as such receiver) and proceeds on the following basis: (i) under Section 9-308, the security interest of the Trust in a Receivable is not perfected until it has attached; (ii) under Section 9-203(b)(2), in order for such security interest to attach in any Receivable, Discover must have rights in such

YOUNG CONAWAY STARGATT & TAYLOR, LLP
Discover Bank
                              , 200

Receivable or the power to transfer rights in the Receivable; (iii) Discover does not have rights in any Receivable or the power to transfer rights in the Receivable before it comes into existence, and accordingly, at the time, for example, the FDIC is appointed as receiver of Discover, the security interest of the Trust in Receivables not then in existence is not perfected at such time; (iv) under Section 9-102(a)(52), the question of priority between the Trust and FDIC as receiver with respect to Receivables is to be determined at the time of such appointment; and (v) therefore, the FDIC as receiver of Discover has priority with respect to Receivables not in existence at the time of the appointment of the FDIC as such receiver.
          Sperry Corp. v. Farm Implement, Inc., 760 F.2d 196 (8th Cir. 1985) is the only reported decision we found dealing with the relative priority of a secured party and a lien creditor in after-acquired property in those circumstances under the predecessor statute to Section 9-317. The court in Sperry ruled in favor of the secured party on the basis that the lien of the lien creditor does not attach prior to the time at which the security interest is perfected. The lien attaches and the security interest is perfected at the same time; i.e., the time at which the after-acquired property comes into existence. 760 F.2d at 198; see also Texas Oil & Gas Corp. v. United States, 466 F.2d 1040 (5th Cir. 1972), cert. denied, 410 U.S. 929 (1973) (dictum).
          In our view, the Sperry court reached the correct result under the Uniform Commercial Code.
*     *     *
          We do not express any opinion herein:
               (i) as to the creation, validity or enforceability of any interest of Discover in the Receivables or the proceeds thereof;
               (ii) as to Discover’s rights in or title to any of the Receivables or the proceeds thereof;
               (iii) as to whether the transfer of the Receivables to the Trust constitutes an absolute transfer;
               (iv) as to whether the purported sale of all Receivables now existing or hereafter created is effective to convey to the Trust, as of the date of purported sale, Receivables that do not exist as of the date of such purported sale, or as to whether Receivables hereafter created in an Account are deemed to exist as of the date hereof;
               (v) with respect to Receivables relating to Additional Accounts or the proceeds thereof;
               (vi) with respect to Receivables relating to Surviving Accounts or the proceeds thereof;

YOUNG CONAWAY STARGATT & TAYLOR, LLP
Discover Bank
                              , 200

          (vii) whether the administrative expenses of the FDIC or any other receiver or conservator of Discover would have priority over the Trust’s interest in Receivables or proceeds thereof; and
          (viii) as to whether a court in an equitable proceeding might issue a temporary restraining order or preliminary injunction pending resolution of the Trust’s rights in the Receivables, the proceeds thereof or rights to payment.
Very truly yours,

YOUNG CONAWAY STARGATT & TAYLOR, LLP
Discover Bank
                              , 200

SCHEDULE I
Lien Searches

Lien Search	Dates

Secretary of State’s Certificate	As of , 200
Delaware Secretary of State

County of Kent, Delaware	As of , 200
UCC from 10/1/89

County of New Castle, Delaware	As of , 200
UCC from 10/1/89

County of Sussex, Delaware	As of , 200
UCC from 10/1/89

United States District Court	As of , 200
for the District of Delaware